Exhibit 99.1

Regal Entertainment Group Announces Early Tender Results

Knoxville, Tennessee, June 13, 2013 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC) today announced the early results for its previously announced tender offers (the “Offers”) to purchase for cash the 9.125% Senior Notes due 2018 of the Company listed in the table below and the 8.625% Senior Notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, listed in the table below (collectively, the “Notes”), subject to an aggregate purchase price not to exceed $244,350,000 (the “Maximum Notes Purchase Price”).

As of the previously announced early tender date and time of 5:00 p.m., New York City time, on June 11, 2013, (the “Early Tender Date”), $807,599,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn.  Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on June 11, 2013.  The table below sets forth the aggregate principal amount and percentage of Notes validly tendered and not validly withdrawn by the Early Tender Date.

Title of Security and CUSIP Numbers	Acceptance Priority Level	Outstanding Principal Amount	Principal Amount Tendered	Percent of Outstanding Principal Amount Tendered
9.125% Senior Notes due 2018 of Regal Entertainment Group	1	$525,000,000	$509,980,000	97.14%
(CUSIP No. 758766AE9; ISIN No. US758766AE92)
8.625% Senior Notes due 2019 of Regal Cinemas Corporation	2	$400,000,000	$297,619,000	74.40%
(CUSIP No. 758753AD9; ISIN No. US758753AD98)

Because the aggregate consideration payable for validly tendered Notes exceeds the Maximum Notes Purchase Price, the Notes will be purchased in accordance with the acceptance priority levels set forth in the table above and will be subject to proration as described in the Offer to Purchase, dated May 29, 2013 (the “Offer to Purchase”), and related Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”), relating to the Offers.  It is not anticipated that the Company will accept for purchase any Notes tendered after the Early Tender Date.  The Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Offer Documents.  The Company expects to settle accepted Notes on June 13, 2013.

The Offers are subject to the terms and conditions described in the Offer Documents, including a Financing Condition (as described in the Offer to Purchase).  The Offers will expire at 11:59 p.m., New York City time, on June 25, 2013, unless extended or earlier terminated by the Company.

The Company has retained Credit Suisse Securities (USA) LLC and BofA Merrill Lynch to act as the dealer managers for the Offers and D.F. King & Co., Inc. to act as information agent for the Offers.  For additional information regarding the terms of the Offers, please contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect) or BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect).  Requests for documents and questions regarding the tendering of the Notes may be directed to D.F. King & Co., Inc. at (212) 269-5500 (for banks and brokers only) or (800) 431-9633 (for all others toll-free).

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any securities.  The Offers are made only pursuant to the Offer Documents.  Holders should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers.  None of the Company, the dealer managers, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in an Offer.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2013.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,358 screens in 579 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of April 25, 2013.  The Company operates theatres in 46 of the top 50 U.S. designated market areas.  We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contacts:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com